EXHIBIT 4.16

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

We are authorized to issue 410,000,000 shares of our capital stock consisting of (a) 400,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), consisting of (i) 4,818,654 shares of undesignated “blank check” preferred stock, par value $0.0001 per share, and (ii) 5,181,346 shares of Series A Preferred Stock, par value $0.0001 per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation (the “Charter”) and our fourth amended and restated bylaws (the “Restated Bylaws”), which are included as exhibits to this Annual Report on Form 10-K, and to the provisions of applicable Delaware law.

As used in this exhibit, the terms “Tenax Therapeutics, Inc.”, “Tenax”, the “Company,” “we”, “us”, and “our” mean Tenax Therapeutics, Inc.

Common Stock

Our Charter authorizes the issuance of 400,000,000 shares of Common Stock.

Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded. Holders of our Common Stock have the following rights and limitations:

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Voting Rights. The holders of our Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Charter and our Restated Bylaws do not provide for cumulative voting rights.

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Dividend Rights. The holders of outstanding shares of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available for the payment of dividends, at the times and in the amounts as our board may from time to time determine.

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No Preemptive or Similar Rights. The holders of our Common Stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

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Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the preferential rights, if any, on any outstanding shares of Preferred Stock and payment of other claims of creditors.

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Fully Paid and Non-Assessable. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

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Potential Adverse Effect of Future Preferred Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded, to issue up to 10,000,000 shares of Preferred Stock consisting of: (a) 4,818,654 shares of undesignated “blank check” Preferred Stock, par value $0.0001 per share, and (b) 5,181,346 shares of Series A Preferred Stock, par value $0.0001 per share. The “blank check” Preferred Stock may be issued in one or more series and our board of directors has the authority to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof. These designations, powers, rights and preferences could include voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

CERTAIN PROVISIONS OF DELAWARE LAW,

OUR CHARTER AND RESTATED BYLAWS

The provisions of Delaware law, our Charter, and our Restated Bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

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prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by specified employee stock plans; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Charter and Restated Bylaw Provisions

Various provisions of our Charter and Restated Bylaws could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

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Removal of Directors and Filling of Vacancies. Our Restated Bylaws require the vote of stockholders representing not less than a majority of our issued and outstanding capital stock entitled to voting power in order to remove a director from office, with or without cause. In addition, vacancies on our board of directors (including vacancies created by the removal of directors) may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director, and each director so appointed shall hold office until his or her successor is elected at an annual or a special meeting of our stockholders.

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Special Meeting of Stockholders. Our Restated Bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors, our president, the chairperson of our board or such other person as our board may designate, in each case, for the purpose specified in the notice of meeting. Our stockholders are not permitted to propose business to be brought before a special meeting of our stockholders.

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Advance Notice Requirements. Our Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

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No Cumulative Voting. Our Charter does not permit cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board to influence our board’s decision regarding a takeover.

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Limitation on Liability of Directors and Officers. Our Charter provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except, if required by DGCL, as amended from time to time, for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for an officer, in any action by or in the right of the Company. Our Charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting personal liability of directors or officers, such liability shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TENX”.